SUPREME COURT OF THE STATE OF NEW YORK COUNTY OF NEW YORK
 -- - - - - - - PETER W. LINDNER,

                        Plaintiff,

               -against-

AMERICAN EXPRESS CORPORATION and  QING LIN,

                        Defendants.
- - - - - - - - - - - - - - - - - - - -

----------NOTE:  This is a .txt file that is a prelim version-----
----------       The filed  version is in pdf format as number 17-

Index No.

VERIFIED COMPLAINT




            Plaintiff Peter W. Lindner, by his attorneys, Pearce & Luz LLP, as and for his complaint against defendants alleges as follows:

Nature of the Action

1.	This is an action for breach of a settlement agreement,
retaliation in violation of Title VII of the Civil Rights Act of 1964, defamation and tortious interference with Plaintiff's contractual relations.

Parties

2.	Plaintiff Peter W. Lindner ("Lindner") is an individual residing in  New York County.
3.	Defendant American Express Corporation ("Amex") is a NY
corporation with a place of business at 200 Vesey Street, New York, New
York.
4.	Defendant Qing Lin ("Lin") is a Senior Vice President of Amex.

Facts

5.	Lindner is a computer programmer who was employed in that
capacity by Amex from 1990 to November 1998.
6.	Lin was Lindner's supervisor during his employment at Amex.
7.	In 2000 or 1999, Lindner filed a sex-discrimination claim against
Amex with the Equal Employment Opportunity Commission ("EEOC").  The
EEOC gave Lindner a right-to-sue letter and he commenced an action against Amex in Civil Court, New York County in early 2000. In that action, Lindner alleged, among other wrongs, sex discrimination in violation of Title VII of the Civil Rights Act of 1964.
8.	In June 2000, Amex and Lindner settled their lawsuit and executed a Settlement Agreement and General Release (the "Settlement
Agreement"), a copy of  which is annexed as Exhibit 1.
9.	In the Settlement Agreement, Amex agreed that it would "disclose only Mr. Lindner's dates of employment, positions held and final salary in response to any inquiries or requests for references regarding Mr. Lindner."
10.	In the Settlement Agreement, Amex agreed "to instruct and direct the following Company employees not to disclose any information regarding Mr.  Lindner's employment or termination of employment from the Company to any person  outside the Company and to direct all requests for references or inquiries received by such employees regarding Mr. Lindner to the appropriate human resources individual(s):
.... Qing Lin...."
11.	On or about April 20, 2005, Lindner applied for a position at
Fischer Jordan, Inc., a consulting firm.  On information and belief, one of Fischer  Jordan's clients was Amex.
12.	Trevor Barran and Boaz Salik of Fischer Jordan asked Lindner the names of his supervisors at Amex, which Lindner supplied.
13.	Within days after the interview, Mr. Salik spoke with Lin about
Lindner.
14.	Lin told Salik that, among other things, Lindner, who had worked at Amex for over nine years, "did not have the right [work] ethic" to work at Amex and "did not fit into the culture" at Amex. Lin asked Salik to keep the conversation confidential.
15.	Almost immediately after this conversation between Salik and Lin,
Amex cancelled a project that Fischer Jordan was to have worked on. On information and belief, in retaliation for Lindner's having brought a sex-harassment suit against Amex, Amex and Lin caused the project to be cancelled because Fischer Jordan was  contemplating the hiring of
Lindner.
16.	On information and belief, Fischer Jordan declined to hire
Lindner  based on this information from Lin.
17.	In June 2005, Fischer Jordan hired Lindner as a part-time
consultant. Lindner asked Barran whether Fischer Jordan would hire him as a full-time employee.
18.	In July 2005, Barran told Lindner that, based on the information from Lin, Fischer Jordan would not hire Lindner full-time. FIRST CAUSE
OF ACTION
19.	Amex has breached the Settlement Agreement by revealing to third persons negative employment information about Lindner without authorization.
20.	Lindner has been damaged by Amex's breach in an amount to be determined at trial, but not less than $100,000.
21.	Amex is liable to Lindner for breach of contract in an amount to be  determined at trial, but not less than $100,000. SECOND CAUSE OF
ACTION
22.	Plaintiffs repeat the allegations of paragraphs 1 through 20.
23.	Lin's statements to Salik, that Lindner "does not have the right
[work] ethic," and "does not fit into the culture," were false, defamatory, and injurious to Lindner.
24.	Lin's false, defamatory, and injurious statements damaged Lindner in his trade in an amount to be determined at trial, but not less than
$100,000.
25.	Amex and Lin are liable to Lindner for slander in an amount to be determined at trial, but not less than $100,000.

THIRD CAUSE OF ACTION

26.	Plaintiffs repeat paragraphs 1 through 24.
27.	On information and belief, Amex and Lin disseminated false
information about Lindner's employment with Amex in retaliation for his having brought a sex-harassment suit against Amex and Lin's supervisor, Ash Gupta.
28.	Amex and Lin's retaliatory actions against Lindner constitute an unlawful employment practice under Title VII of the Civil Rights Act of 1964, 42 U.S.C. section 2000e et seq.
29.	Lindner has satisfied all statutory preconditions to suit,
including  obtaining a "right-to-sue" letter from the EEOC.
30.	Lindner has been damaged by Amex's and Lin's Title VII
violations in an amount to be determined at trial, but not less than
$250,000.
31.	Amex and Lin are liable to Lindner for violations of Title VII of the Civil Right Act of 1964, including front pay, back pay, interest, costs, attorney's fees and consequential damages, in an amount to be determined at trial, but not less than $250,000. FOURTH CAUSE OF

ACTION

32.	Plaintiffs repeat paragraphs 1 through 31.
33.	Amex and Lin deliberately and maliciously disseminated false, defamatory, and injurious information about Lindner with the intention of causing a  prospective employer not to hire Lindner.
34.	On information and belief, Lin and Amex deliberately and
maliciously cancelled a project that was to be awarded to Fischer,
Jordan with the  intention of causing a prospective employer not to hire Lindner.
35.	But for Amex's and Lin's malicious interference with Lindner's business relations with Fischer Jordan, Lindner would have been hired by Fischer Jordan.
36.	Lin and Amex are liable to Lindner for tortious interference with business relations in an amount to be determined at trial but not less than $100,000.

WHEREFORE, Lindner demands judgment:

On the First, Second, and Fourth, Causes of Action, in favor of Lindner and against Amex and Lin, in an amount to be determined at trial, but not less than $100,000 plus interest;
On the Third Cause of Action, in favor of Lindner and against Amex and Lin in an amount to be determined at trial, but not less than $250,000 plus interest, costs, and attorney's fees;
The costs and disbursements of this Action; and Such other and further relief as the Court may deem just and proper.

April 10, 2006

PEARCE & LUZ LLP
By: _________________________
	Thomas J. Luz
Attorneys for Plaintiff
1500 Broadway, 21st Floor
New York, New York 10036
(212) 221-8733 TO:

American Express Corporation
200 Vesey Street, 49th Floor
New York, New York 10285

Qing Lin
American Express Corporation
200 Vesey Street, 49th Floor
New York, New York 10285



VERIFICATION

 STATE OF NEW YORK	)
ss.: COUNTY OF NEW YORK	)

            Peter Lindner, being duly sworn, says:
I am the Plaintiff in this action. I have read the foregoing Complaint and it is true to my knowledge, except as to matters pleaded on information and belief and as to those matters I believe it to be true. The source of my knowledge is personal.
_________________________
	Peter W. Lindner

Sworn to before me this  ____ day of May, 2006

 _________________________ 	Notary Public